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                                                                    Exhibit 6(G)

                    SECOND AMENDMENT TO SUB-ADVISER AGREEMENT

                           ING VARIABLE PRODUCTS TRUST

         This Second Amendment, effective as of September 1, 2003, amends the Sub-Adviser Agreement (the "Agreement") dated the 7th day of August, 2001, as amended, between ING Investments, LLC, an Arizona limited liability company (the "Manager") and Aeltus Investment Management, Inc., a Connecticut corporation (the "Sub-Adviser") with regards to ING VP Convertible Portfolio, ING VP Disciplined LargeCap Portfolio, ING VP Growth Opportunities Portfolio, ING VP High Yield Bond Portfolio, ING VP International Portfolio, ING VP International Value Portfolio, ING VP Large Company Value Portfolio, ING VP MagnaCap Portfolio, ING VP MidCap Opportunities Portfolio and ING VP SmallCap Opportunities Portfolio, each a Series of ING Variable Products Trust.

                               W I T N E S S E T H

         WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 1, 2003.

         NOW, THEREFORE, the parties agree as follows:

         1.       The following Section 10 is hereby inserted between existing
Section 9 and Section 10:

                  10. Non-Exclusivity. The services of the Sub-Adviser to the Series and the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Sub-Adviser may not consult with any other sub-adviser of the Fund concerning transactions in securities or other assets for any investment portfolio of the Fund, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

         2. Each Section number and applicable references to each Section following the inserted Section 10 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

         3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

         4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                              ING INVESTMENTS, LLC

                              By: /s/ Michael J. Roland
                                  ----------------------------
                                  Michael J. Roland
                                  Executive Vice President

                              AELTUS INVESTMENT MANAGEMENT, INC.

                              By: /s/ Michael Gioffre
                                  ----------------------------
                                  Name: Michael Gioffre
                                  Title: Senior Vice President

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